Exhibit 10.4

OZON HOLDINGS LIMITED

RULES OF THE EQUITY INCENTIVE PLAN

Adopted as of 15 March 2018 and Amended as of 11 March 2016 and 15 March 2018

(“EIP” or the “Plan”)

1. DEFINITIONS:

“Acquisition Date” means the date on which a Recipient becomes entitled to have EIP Shares issued to him or her, which (subject to section 5.1) will be the first of the following dates to occur:

(i) the date upon which an Exit Event occurs;

(ii) the date falling 10 years after the Award Date (as stated in each Recipient’s EIP Notice of Award);

(iii) a date selected by the Company which shall fall within thirty (30) days following the termination of the Recipient’s contractual or other arrangement binding him/her to exercise certain chargeable duties for the benefit of the Group in the event this termination occurred for any reason other than Cause or engaging in competitive activities following termination as provided for under the Equity Incentive Agreement; and

(iv) in the event of the Recipient’s death or Disability, a date selected by the Company which shall fall within nine (9) months following that event.

“Award” means an award of a SAR, an Option or Restricted Share Units.

“Award Date” means the date of grant of an Award.

“Board” means the board of directors of the Company elected in accordance with the articles of association of the Company.

“Cause” means:

(i) an act of fraud, embezzlement or theft in connection with the performance of his/her duties for the Company or any of its Subsidiaries;

(ii) intentional wrongful damage to the property or business of the Company or any of its Subsidiaries;

(iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any of its Subsidiaries;

(iv) breach of any non-competition or non-solicitation, confidentiality or invention assignment obligation of the Recipient to the Company or any of its Subsidiaries; and/or

(iv) intentional failure or refusal to comply with the conditions of any contractual or other arrangement binding him/her to exercise certain chargeable duties for the benefit of the Company or its Subsidiaries unless such failure or refusal to comply is consistent with the applicable law.

“Change of Control” means the acquisition of Control of the Company by a Person (or a group of Persons acting together), including by one or more existing affiliated shareholders of the Company or a Person Controlled by one or more existing affiliated shareholders of the Company, to acquire shares in the Company, other than a transaction arising as part of a corporate reorganisation which is determined in good faith by the Board not to constitute of change of control.

“Compensation Committee” means a committee composed of members of the relevant RusCo Board.

“Company” means Ozon Holdings Limited, a limited liability company registered under Cyprus law with its registered address at 2-4 Arch. Makarios III, 9th Floor Capital Center, Nicosia, Cyprus.

“Control” (including the terms “Controls”, “Controlled by” and “under common Control with”) means, with respect to any Person, the ownership, directly or indirectly, of interests representing more than fifty per cent (50%) of the voting power of a legal entity, or having the power to control the management, operations or policies of such Person (whether pursuant to a contract, trust arrangement or otherwise) or elect a majority of members to the board of directors or equivalent decision-making body of such legal entity; provided that, all voting power held by entities under common control (including investment funds under common control) shall be aggregated together and attributed to each other such entity under common control for the purpose of determining the voting power percentage of each such entity.

“Disability” means termination of a Recipient’s contractual or other arrangement binding him/her to exercise certain chargeable duties for the benefit of the Group because of a physical or mental infirmity that impairs the Recipient’s ability to perform substantially their duties for a period of one hundred and eighty (180) consecutive days which is sufficiently confirmed by a respective authority.

“EIP Notice of Award” means a written notice of grant of an Award issued by the Company to a Recipient.

“EIP Shares” means shares issued pursuant to the Plan, which will be (i) before an IPO, redeemable preference shares in the capital of the Company unless otherwise provided by the relevant agreement and (ii) after an IPO, ordinary shares in the capital of the Company.

“Eligible Individuals” means individuals who are essential to the development of the Company, which may include employees, external strategic advisors and consultants of the Group.

“Equity Incentive Agreement” means a written agreement between the Recipient and the Company relating to an Award.

“Exit Event” shall mean the occurrence of:

(i) the admission of all or any part of the share capital of the Company (including depositary shares representing any shares of the Company) to trading on an internationally recognized stock exchange; or

(ii) a Change of Control.

“First Vesting Date” means the last date of the calendar quarter that either (a) falls on the first anniversary of the Award Date (if such anniversary occurs on the last date of a calendar quarter), or (b) is closer to the first anniversary of the Award Date (if such anniversary occurs on any day other than the last day of a calendar quarter) as indicated in the chart below:

	Date on which the first anniversary of Award Date occurs	First Vesting Date

Q1	1 January – 14 February (including both dates)	31 December (immediately preceding the first anniversary of the Award Date)
	15 February – 30 March (including both dates)	31 March (immediately following the first anniversary of the Award Date)

Q2	1 April – 15 May (including both dates)	31 March (immediately preceding the first anniversary of the Award Date)
	16 May – 29 June (including both dates)	30 June (immediately following the first anniversary of the Award Date)

Q3	1 July – 15 August (including both dates)	30 June (immediately preceding the first anniversary of the Award Date)
	16 August – 29 September (including both dates)	30 September (immediately following the first anniversary of the Award Date)

Q4	1 October – 15 November (including both dates)	30 September (immediately preceding the first anniversary of the Award Date)
	16 November – 30 December (including both dates)	31 December (immediately following the first anniversary of the Award Date)

“FMV” means fair market value of an EIP Share, which will be deemed to be equal to the fair market value of a Share, which shall be:

(A) at any time when Shares (or depositary shares representing such Shares) are not publicly traded on an internationally recognized stock exchange, the fair market value of the Group most recently determined by the Board, in its sole discretion and acting in good faith, to be the fair market value thereof, divided by a number of shares of the Company on a fully-diluted basis as at the date of determination. The fully-diluted number of shares is calculated based on an assumption that all Awards (together with other share-based instruments issued before the amended EIP) that have been vested through the date of determination are converted into Shares as at that date in accordance with the EIP or the terms of such instruments. This determination shall be made at least once a year at the meeting of the Board. The Board may use that value or may decide to determine the fair market value within 10 days of any event triggering an Acquisition Date. In making this determination, the Board may have regard to (but need not be bound by):

(a)	the price of a Share in any recent transaction in Shares, including:

(i)	the price paid per Share by any new investor in the Company; or

(ii)	the price paid per Share by any shareholder; or

(b)	any valuation of a Share by an independent valuer, or

(B) at the date of an IPO, the fair market value is determined based on public offering price defined in its prospectus or any other offering circular document, or

(C) at any time when Shares (or depositary shares representing any shares of the Company) are publicly traded on an internationally recognized stock exchange, a closing price per Share averaged for the period of 3 months prior to the date of determination (as adjusted to account for the ratio of Shares to such depositary shares, if necessary).

“Good Reason” means: without the express written consent of the Recipient, the occurrence after a Change of Control of any of the following circumstances:

(i) a reduction by the Company or its Subsidiary of the agreed fees for the Recipient’s services payable to the Recipient under a contractual or other arrangement binding the Recipient to exercise certain chargeable duties for the benefit of the Company or any of its Subsidiaries, or other material deterioration in the conditions under which the Recipient renders his/her services as in effect on the date of the Change of Control, but excluding any reduction resulting merely from currency exchange fluctuations;

(ii) the Company or its Subsidiary requiring the Recipient to be based full time more than fifty (50) miles away from the location where the Recipient principally renders his/her services for the benefit of the Group immediately prior to the date of the Change of Control;

(iii) a material reduction in the position, duties or responsibilities of the Recipient in relation to a contractual or other arrangement binding the Recipient to exercise certain chargeable duties for the benefit of the Company or any of its Subsidiaries as in effect at the date of the Change of Control; or

(iv) the failure by the Company to pay the Recipient any portion of his/her compensation within seven (7) days after the date such compensation is due,

unless such circumstance is fully corrected within thirty days after the Recipient has informed the Company in writing that he/she intends to terminate a contractual or other arrangement binding him/her to exercise certain chargeable duties for the benefit of the Company or any of its Subsidiaries for Good Reason and specifies the circumstance or circumstances which cause the Good Reason.

“Group” means the Company and all Subsidiaries together.

“IPO” means the sale of the Company’s Ordinary Shares (or the shares of a liquidity vehicle established for such purpose) or depository receipts representing such shares in a first public offering resulting in the listing of such shares (or depository receipts) on an internationally recognized stock exchange.

“Measurement Price” means a price determined by the Board at the Award Date for an SAR and set out in the EIP Notice of Award, being equivalent to the FMV of one Share at the Award Date as determined by the Board (unless otherwise determined by the Board in respect of a specific Award).

“Option” means an option to purchase EIP Shares granted under the EIP.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“Purchase Price” means a price determined by the Board at the Award Date for an Option and set out in the EIP Notice of Award, being equivalent to the FMV of one Share at the Award Date as determined by the Board (unless otherwise determined by the Board in respect of a specific Award).

“Recipient” means an Eligible Individual who holds an Award.

“Reserved Pool” means 400,000 redeemable preference shares of the Company (including any redeemable preference shares of the Company issued pursuant to Awards prior to 15 March 2018); provided that all EIP Shares subject to Awards that lapse or are terminated, surrendered or cancelled without EIP Shares having been issued shall be returned to the Reserved Pool.

“Restricted Share Units” means share units granted under the EIP.

“RusCo” means (a) Ozon Holding LLC, a company duly incorporated and validly existing under the laws of the Russian Federation, having its registered office at: 14, Chapaevsky Pereulok, Moscow 125252; or (b) Internet Travel LLC, a company duly incorporated and validly existing under the laws of the Russian Federation, having its registered office at: 14, Chapaevsky Pereulok, Moscow 125252.

“RusCo Board” means the board of directors of a RusCo elected in accordance with such company’s organizational documents.

“SARs” means share appreciation rights granted under the EIP.

“Share” means an ordinary share of US$ 0.025 nominal value in the capital of the Company.

“Subsidiary” means any Person Controlled by the Company or where the Company is a shareholder and Controls alone pursuant to an agreement with other shareholders, a majority of voting rights in such Person.

2. GENERAL

2.1	Objectives

The EIP is intended to reward and retain Eligible Individuals and to align the interests of Recipients with those of the shareholders by encouraging growth-related incentives and the development of long term commitments.

2.2	Reserved Pool

2.2.1 Awards may be granted from the Reserved Pool by the Board, taking into account the recommendation of the relevant RusCo Board. The number of Awards to be granted in any year is to be determined by the Board.

2.2.2 Subject to approval by the Board and any relevant shareholder approval of the allotment of equity securities in the Company (to the extent required), the Board is entitled (but in no case bound) to make equity incentive awards outside of (and in addition to) the Reserved Pool to Eligible Recipients on a case by case basis on the recommendation of the relevant RusCo Board or their respective Compensation Committees, and to make such awards subject to the provisions of this EIP.

2.2.3 All matters relating to the EIP shall be approved by the Board unless otherwise provided by the Company’s articles of association or any valid and effective shareholders’ agreement to which the Company is bound.

2.3	Adjustment of Awards

In the event of any share split, reverse share split, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to shareholders of the Company other than an ordinary cash dividend, (i) the number and class of securities available under this EIP and (ii) the number and class of securities and Purchase Price or Measurement Price per EIP Share underlying each affected outstanding Award (if applicable) shall be equitably adjusted by the Company (or substituted awards may be made, if applicable) in the manner determined by the Board.

2.4	Administration

The Compensation Committee is charged with determining issues related to the EIP for presentation to the Board.

2.5	Plan documents

This document and the following annexes, all of which are governed by the laws of England and Wales, are each an integral part of the Plan:

Exhibit 1 — Form of Notice of Award: SARs

Exhibit 2 — Form of Equity Incentive Agreement: SARs

Exhibit 3 — Form of Notice of Award: RSUs

Exhibit 4 — Form of Equity Incentive Agreement: RSUs

3. AWARDS

3.1	Eligibility and grant of Awards

The CEO of the Group and/or the CEO of a RusCo together with the Compensation Committee shall determine a list of Eligible Individuals who are eligible to receive Awards, and the type of Award and number of EIP Shares subject to each such Award it is proposed to be allocated to each of them.

3.2	Forms of Awards

3.2.1 SARs. Each Award of SARs shall entitle the Recipient, subject to vesting and other terms as set forth in the Equity Incentive Agreement, to receive upon an Acquisition Date a number of EIP Shares determined by reference to the appreciation in the FMV of a Share over the Measurement Price, from and after the Award Date.

3.2.2 Options. Each Award of an Option shall entitle the Recipient, subject to vesting and other terms as set forth in the Equity Incentive Agreement, to purchase on or after the Acquisition Date the number of EIP Shares subject to the Option upon payment of the aggregate Purchase Price of the Option. Options may be exercised by delivery to the Company of a written notice of exercise (which may be in electronic form) by the Recipient, in the form of notice (including electronic notice) approved by the Compensation Committee, together with payment in full as specified below for the number of EIP Shares for which the Option is exercised. Payment of the Purchase Price shall be made

(A) in cash or wire transfer to the order of the Company, or

(B) by having the Company withhold, from the EIP Shares otherwise issuable upon exercise of the Option, a number of EIP Shares having a FMV equal to the aggregate Purchase Price payable, or

(C) if the EIP Shares are then traded on an internationally recognized stock exchange, by (x) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price due and any required tax withholding, or (y) delivery by the Recipient to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price due and any required tax withholding.

3.2.3 Restricted Share Units. Each Award of Restricted Share Units shall entitle the Recipient, subject to vesting and other terms as set forth in the Equity Incentive Agreement, to receive upon the Acquisition Date the number of EIP Shares subject to the Award of Restricted Share Units.

3.3	Documentation for grant

All rights in respect of an Award shall be set out in an EIP Notice of Award and in an Equity Incentive Agreement.

3.4	Rights attaching to Awards

Awards will not entitle the relevant Recipient to vote, to receive dividends, to receive any information on the operational activity of the Group, which are provided to the Company’s shareholders, and are not transferable.

3.5	Pre-existing awards

(i) Options granted before 11 March 2016 will continue on their effective terms, other than as the same may be amended (subject to the consent of the holders) with respect to the terms governing the acquisition of EIP Shares as set out in this Plan as amended.

(ii) SARs granted before 13 March 2018 will continue on their original terms as to the number of SARs, Award Date, vesting dates and Measurement Price, other than as the same may be amended (subject to the consent of the holders) with respect to the terms governing the acquisition of EIP Shares as set out in this Plan as amended.

4. VESTING

4.1 Vesting schedule

Unless otherwise decided by the Board upon Award Date, Awards will vest with time over four years following the Award Date as follows:

(i) one fourth of the Options, SARs or Restricted Share Units subject to the Award to vest on the First Vesting Date; and

(ii) a further one sixteenth of the Options, SARs or Restricted Share Units subject to the Award to vest on the last day of each consecutive calendar quarter following the First Vesting Date.

4.2 Performance targets

In some cases, vesting of an Award may also be subject to individual or Group corporate performance targets and if so, these will be set forth in the EIP Notice of Award or in the Equity Incentive Agreement.

4.3 Advisors and consultants

Vesting terms with respect to Awards granted to external strategic advisors and consultants may be determined on a case by case basis by the Board and will be set out in the EIP Notice of Award or in the Equity Incentive Agreement.

4.4 “Bullet” vesting

With respect to Recipients who are in a contractual or other arrangement binding them to exercise certain chargeable duties for the benefit of an entity or entities in the Group, all Awards shall vest immediately if such arrangement is terminated within 12 months following a Change of Control either by:

(i) the Recipient for a Good Reason; or

(ii) by the Company or its Subsidiary for any reason other than Cause.

4.5 Exit Event

Other than as provided in clause 4.4 above, following an Exit Event (including, for the avoidance of doubt, a Change of Control), all Awards shall continue to vest in accordance with their applicable vesting schedules, subject to the continuation of the Recipient’s contractual or other arrangement binding him/her to exercise certain chargeable duties for the benefit of the Group.

4.6 Suspension of Vesting

A vesting period will be suspended if the Recipient ceases carrying out chargeable duties for the benefit of the Company under a contractual or other binding arrangement due to maternity/paternity leave. Such suspension starts from the last day of a calendar quarter preceding a calendar quarter when unpaid maternity/paternity leave starts but in any case not later than the 141st day of paid maternity/paternity leave. For the avoidance of doubt, for so long as the Recipient is a Russian tax resident, the start of paid maternity/paternity leave needs to be supported by a maternity/paternity sick list. The vesting period continues and the suspension period finishes from the next date after the Recipient resumes carrying out chargeable duties for the benefit of the Company under a contractual or other binding arrangement. The vesting suspension period may be reduced at the sole discretion of the Board.

5. ACQUISITION OF EIP SHARES

5.1 Continuing relationship

The Recipient must maintain a contractual or other arrangement binding him/her to exercise certain chargeable duties for the benefit of the Group at all times between the Award Date and (as the circumstances may be):

(i) the Acquisition Date; or

(ii) the date of termination of the Recipient’s contractual or other arrangement binding him/her to exercise certain chargeable duties for the benefit of the Group for any reason other than Cause or his/her engaging in competitive activities following termination as provided for under the Equity Incentive Agreement, or

(iii) the date of death or Disability.

5.2 Issue of EIP Shares

Subject to sections 5.1 and 8, the Board acting in good faith will issue EIP Shares to the Recipient (or, in a case falling within section 5.4, his lawful representatives) as soon as possible after an Acquisition Date.

5.3 Determination of a number of EIP Shares

5.3.1 EIP Shares to be issued to Recipients in connection with SARs shall be determined from the following formula:

N=S*(X-Y)/X if X>Y and,

N=0 if X=<Y where

N equals the number of EIP Shares to be issued to the Recipient;

X equals the FMV at the Acquisition Date;

Y equals the Measurement Price; and

S equals the number of SARs vested on the Acquisition Date.

The Measurement Price can be defined in rubles and recalculated in the currency which is used for the determination of the FMV as of the Acquisition Date using the daily exchange rates of the Central Bank of Russia between the ruble and the relevant currency averaged over the period of three (3) months prior to the Acquisition Date.

5.3.2 EIP Shares to be issued to Recipients in connection with Options shall be the number of EIP Shares subject to the portion of the Option being exercised.

The Purchase Price can be defined in rubles and recalculated in the currency which is used for the determination of the FMV as of the Acquisition Date (if necessary) using the daily exchange rates of the Central Bank of Russia between the ruble and the relevant currency averaged over the period of three (3) months prior to the Acquisition Date.

5.3.3. EIP Shares to be issued to Recipients in connection with Restricted Share Units shall be the number of EIP Shares subject to the portion of the vested Restricted Share Units being settled.

5.4 Death or Disability

In the case of a Recipient’s death the EIP Shares shall be issued to the Recipient’s personal representatives (including his heirs by will and operation of law) or in the case of Disability to his authorised and lawful representatives. Any Awards that have not vested by the date of death or Disability will lapse and become void on that date.

6. RESTRICTIONS ON EIP SHARES

6.1 Before IPO

EIP Shares shall not carry the right to vote and shall be subject to the rights and restrictions as to transfer and sale attaching to those shares as set out in the articles of association of the Company as amended from time to time, a copy of which may be obtained by a Recipient on request from the Company secretary.

6.2 After IPO

Upon any initial public offering of the Company’s shares the sale of EIP Shares held by any Recipient may be subject to certain sale restrictions as determined by the Board prior to the initial public offering.

7. CONVERSION

In certain cases provided in the articles of association of the Company EIP Shares will be converted into ordinary shares in the ratio 1:1, subject to and in accordance with the provisions of the articles of association of the Company.

8. REPURCHASE OF AWARDS

Within 20 days following the event triggering an Acquisition Date other than an Exit Event, the Board may decide instead to settle a vested portion of Awards by the Company (or a Subsidiary) making to the Recipient (or, in the event of his death or Disability, his or her lawful representatives) a cash payment equal to (a) with respect to SARs, the difference between the FMV and the Measurement Price multiplied by the number of vested SARs, (b) with respect to Options, the difference between the FMV and the Purchase Price, multiplied by the number of vested Options and (c) with respect to Restricted Share Units, the FMV, multiplied by the number of vested Restricted Share Units. If the FMV is not in rubles, the Measurement Price or Purchase Price will be converted into the relevant currency as set out in section 5.3.

9. CANCELLATION

9.1 Termination for Cause

If: (1) a contractual or other arrangement binding a Recipient to exercise certain chargeable duties for the benefit of the Group is terminated for Cause, (2) a Recipient harms the reputation and public image of the Company or any entity in the Group by “bad-mouthing” or (3) a Recipient breaches any non-competition or non-solicitation, confidentiality or invention assignment obligation of the Recipient to the Company or any of its Subsidiaries; then all Awards held by such Recipient (whether vested or unvested) shall lapse and become void, and will go back into the Reserved Pool.

9.2 Termination other than for Cause

Awards that have not vested prior to the relevant Acquisition Date other than an Exit Event will lapse and become void upon that date and go back into the Reserved Pool.

9.3 Redemption of EIP Shares

The Company shall have the right to redeem any or all EIP Shares issued pursuant to this Agreement in accordance with the terms of the articles of association of the Company.

10. Miscellaneous

10.1 The Recipient hereby consents to the collection, use and transfer of personal data as described in this section. The Recipient understands that the Group hold certain personal information about him/her, including but not limited to his/her name, home address and telephone number, date of birth, identification document number, any shares or directorships held in the Company (“Data”). The recipient further understands that the Company will transfer Data as necessary for the purposes of the EIP and may further transfer the Data to any third parties in the course of performance of its obligations under the EIP. The Recipient understands that recipients of the Data may be located in Russia, Cyprus or elsewhere. The Recipient authorises further recipients to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of performance of the EIP.

10.2 In any applicable case the Company and/or any Subsidiaries shall be entitled to withhold or collect any relevant taxes and/or contributions payable in connection with the issuance, conversion or transfer of EIP Shares or repurchase of Awards under this Plan. Notwithstanding the above, the Recipient hereby acknowledges and agrees that the responsibility for paying any amounts of tax and/or social security contributions if any attributable to or payable in connection with any event pursuant to this Plan shall remain with and be a liability of the Recipient. The Recipient hereby further agrees to provide the Company or a Subsidiary on request with such documentation, assurances or information as the Company or a Subsidiary may require to satisfy itself either that it may withhold any tax and/or social security contributions where the Company or a Subsidiary has an obligation to do so, or that the Recipient himself will pay any such amounts of tax and/or social security contributions directly to the relevant authority in any jurisdiction in accordance to the relevant legislation.